UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Wohl, Ronald A
   c/o Delphi Asset Mgmt Corp.
   6005 Plumas St., #202, Reno, NV 89509

   (775) 689 3456; stock_us@oracle.com
2. Issuer Name and Ticker or Trading Symbol
   Oracle Corporation (ORCL)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   12/23/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Executive Vice President,
   Applications Development
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security    2)Trans-    3.Trans- 4.Securities Acquired(A)   5)Amount of      6)    7)Nature of
                               action      action     or Disposed of (D)               Securities                  Indirect
                               Date        Code                   A or  D             Beneficially Owned    D     Beneficial
                               (Month/                              A or D              Following Reported  or     Ownership
                               Day/Year)  Code V   Amount            Price       Transaction           I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock       12/23/02    S            50,000        D  $11.0300
Common Stock       12/23/02    S          100,000        D  $11.0000
Common Stock       12/23/02    S          100,000        D  $11.0323
Common Stock       12/23/02    M          250,000        A    $1.5124      2,692,303             D      Direct
Common Stock                                                                                   270,000              I      by Trust

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of              2)Conversion   3)Trans-    4)Trans-  5)Number of Derivative     6)Date Exercisable and
Derivative               or Exercise   action        action     Securities Acquired (A)        Expiration Date
Security                  Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V    A                D                 Exercisable  Expiration
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
NQ Stock Option     $1.5124         12/23/02     M                          250,000            (1)            10/23/03
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative    3)Trans-  7)Title and Amount           8)Price    9)Number of   10)       11)Nature of
Security                     action    of Underlying                     of Deri-    Derivative       D or I    Indirect
                                   Date      Securities                          vative      Securities                   Beneficial
                                                                    Amount or     Security   Beneficially                Ownership
                                                                    Number of                 Owned Following
                  -                             Title             Shares                       ReportedTransaction
------------------------------------------------------------------------------------------------------------------------------------
NQ Stock Option     12/23/02  Common Stock   250,000                    762,500            D
(right to buy)

Explanation of Responses:

(1)
Option vests 25% annually on anniversary of grant date

SIGNATURE OF REPORTING PERSON
/S/Ronald A Wohl
--------------------------------------
Name:  Ronald A Wohl
DATE 12/23/02